Exhibit 99.1

Press Release

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

Cortex Sells Selected Ampakine Compounds and Rights to Respiratory Depression Indication to Biovail

— Purchase Price of $10 Million and up to $15 Million Clinical Development Milestones —

IRVINE, CA (March 26, 2010) — Cortex Pharmaceuticals, Inc. (OTCBB (CORX.OB)) announced that it has entered into an agreement with Biovail Laboratories International SRL (“Biovail”) in which Biovail acquired certain AMPAKINE compounds and the rights to the patent filing for respiratory depression and vaso-occlusive crises associated with sickle cell disease. The transaction with Biovail includes a purchase price of $10,000,000 and additional payments of up to $15,000,000 based upon defined clinical development milestones.

The agreement includes the transfer of rights to Biovail for certain AMPAKINE compounds, including the Phase II compound CX717, the preclinical compounds CX1763 and CX1942, and the injectable dosage form of CX1739 and the indication of respiratory depression. Specifically, the agreement allows Cortex to retain its rights to non-injectable dosage forms of CX1739 for all uses outside of respiratory depression. Biovail will allow Cortex to continue to pursue the treatment of sleep apnea for which a clinical trial is currently underway.

The transaction follows the earlier results from two of the Company’s Phase IIa studies in which administration of CX717 prevented the onset of respiratory depression induced by an opioid, while preserving the opioid’s pain-relieving effects. “We are pleased that Biovail has recognized the potential of our AMPAKINE technology,” commented Mark A. Varney, Ph.D., President and CEO of Cortex. “We believe the technology may ultimately be useful in reversing or preventing respiratory depression in patients undergoing surgical procedures.”

Cortex retains all rights to the non-acquired AMPAKINE compounds for treatment of neurodegenerative diseases and psychiatric diseases which historically have been part of its portfolio. “As a result of this transaction, we will be in the position to continue the oral Phase IIa sleep apnea trial with CX1739 and to initiate a Phase II clinical trial for the treatment of ADHD very soon,” commented Mark A Varney. “Additionally, we are pushing ahead to develop the CX2007 and CX2076 series of compounds and move one of those analogs into the clinic as soon as possible.”

SunTrust Robinson Humphrey served as financial advisor to Cortex.

Cortex will host a conference call on March 29, 2010 at 1:30 PM Pacific Daylight Time to discuss the transaction with Biovail. To access the live conference call, U.S. and Canadian participants may dial (877) 407-8035 and international participants may dial (201) 689-8035. A telephonic replay of the conference call will be available for 30 days after the call by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and entering account number 286 and conference call number 348077 when prompted.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and sleep apnea. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

More information at www.cortexpharm.com

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